[NNN Healthcare/Office REIT, Inc. logo]

Contact: Jill Swartz

NNN Realty Advisors, Inc.

4 Hutton Centre Drive, Suite 700

Santa Ana, California 92707

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES THUNDERBIRD MEDICAL PLAZA IN GLENDALE, ARIZONA

Santa Ana, Calif., May 21, 2007 – NNN Healthcare/Office REIT, Inc. has acquired Thunderbird Medical Plaza in the Phoenix suburb of Glendale, Arizona. The acquisition closed on May 15, 2007.

Thunderbird Medical Plaza is comprised of three low-rise multi-tenant medical office buildings totaling approximately 110,000 square feet of gross leasable area on more than eight acres. The medical office buildings are located adjacent to one another and across Thunderbird Road from the 397-bed Banner Thunderbird Medical Center, one of the fastest growing hospitals in Arizona.

Banner Thunderbird Medical Center currently employs more than 2,200 employees and recently began work on a $200 million expansion that will add 200 beds, emergency room services and additional key services to the hospital. Completion of the expansion is expected in November 2008, and will result in Banner Thunderbird Medical Center becoming the second largest hospital in the state of Arizona.

“Thunderbird Medical Plaza is ideally located in close proximity to one of the largest and fastest growing hospitals in Arizona,” explained NNN Healthcare/Office REIT Vice President of Acquisitions Danny Prosky. “These types of facilities are highly-attractive to NNN Healthcare/Office REIT because medical professionals typically prefer to have quick access to the hospital in which they practice.”

Thunderbird Medical Plaza is 78 percent leased to 17 tenants, including Advantage Urgent Care, Simon Medical Imaging, and Cardiovascular Consultants.

NNN Healthcare/Office REIT purchased Thunderbird Medical Plaza from unaffiliated third parties represented by Kevin Shannon of CB Richard Ellis.

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has acquired six other geographically-diverse properties:

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

As of May 15, 2007, NNN Healthcare/Office REIT has sold approximately seven million shares of its common stock for more than $71 million through its initial public offering, which began in the third quarter of 2006.

Including the purchase of Thunderbird Medical Plaza, NNN Healthcare/Office REIT has acquired a portfolio of properties valued at approximately $109.6 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of roughly 35 million square feet of real estate, including more than 7,300 apartment units, with a combined market value of approximately $4.7 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.